ANNUAL REPORT 2004

AMERICAN STOCK EXCHANGE – PAE

TORONTO STOCK EXCHANGE - PAE

This document includes statements that may constitute forward-looking statements, usually containing the words "believe", "estimate", "project", "expect", or similar expressions.  These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission.  By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes.

PEACE ARCH ENTERTAINMENT GROUP INC. ANNUAL REPORT FOR THE YEARS ENDED AUGUST 31, 2001, 2002 AND 2003

BOARD MEMBERS AND SENIOR MANAGEMENT OF PEACE ARCH ENTERTAINMENT GROUP INC. AND SUBSIDIARIES.

Peace Arch Entertainment Group Inc.

  ("PAE")

Board of Directors.

Mara Di Pasquale was appointed as a Director on February 11, 2004.  She is currently our Chief Financial Officer and Chief Operating Officer.  Ms. Di Pasquale has an extensive career, including acting as Vice President of Finance – Entertainment for Gullane Entertainment PLC, Chief Financial Officer and Chief Operating Officer for Catalyst Entertainment Inc. as well as Senior Vice President of Finance for Lions Gate Films.  Ms. Di Pasquale is a Chartered Accountant and studied at McGill University in Montreal where she received her Graduate Diploma in Public Accountancy and at Carleton University in Ottawa where she received an Honors Bachelor of Commerce degree.

Charles Falzon was appointed as a Director and became a member of the Audit Committee on December 4, 2003.  He has had a distinguished career in the fields of television production, distribution and consumer products.  Mr. Falzon's strong corporate and financial experience covers a wide range of management activity, including:  award winning television production, sales and marketing, publishing, live events, brand development and consumer products.

Ian Fodie was appointed as a Director and became a member of the Audit Committee on March 25, 2003 and has had an extensive career, including serving as the CFO & VP Operations of Mainframe Entertainment Inc., CFO for Sextant Entertainment Group Inc., and International Keystone Entertainment Inc.  Mr. Fodie has also been a financial analyst for B.C Hydro and Power Authority.  Mr. Fodie studied at the University of Otago in New Zealand where he received his Bachelor of Commerce degree.  Mr. Fodie continued on to obtain his Chartered Accountant NZ designation.

Gary Howsam was appointed as a Director on January 20, 2003 and our Chief Executive Officer effective December 20, 2002.  Mr. Howsam's responsibilities include our daily affairs, which include all strategic planning, operations management and budgeting, corporate finance, recruitment, training and management of all employees.  Mr. Howsam has more than 20 years of executive level experience in the Canadian motion picture industry.  From 1997 to 2003 Mr. Howsam was President of Greenlight Film and Television Inc., which develops, finances, produces and distributes feature films.

Juliet Jones has been on the Board of Directors since February 22, 2001.  Ms. Jones was the former Chief Executive Officer and prior to that was the Chief Financial Officer of the Company. Ms. Jones was responsible for conducting our daily affairs, which included operations management and budgeting, corporate finance, recruitment and training and management of employees.

Dan Lyon was appointed as a Director on November 30, 2004.  He is a lawyer with 20 years experience in the entertainment industry as an executive, producer, director and consultant.  Mr. Lyon has also been involved with directing and managing distribution operations - theatrical, home video, television and merchandising; including acquisitions, sales, marketing, & business affairs throughout his career.

Nelson S. Thall was appointed as a Director on January 20, 2003 and has an extensive business career, including serving as a director of McLuhan Institute and a former board member of Torstar Corp. and Imark Corp.  Mr. Thall also has served in the North American entertainment industry as an independent producer, a manager of talent and an advisor to such companies as Stan Lee Media Inc.  Mr. Thall is a well-known media critic and social commentator in North America.  He studied media science under Marshall McLuhan at the Center of Culture and Technology and St. Michaels College in Toronto.

Richard Watson was appointed as a Director on January 20, 2003 and has practiced corporate commercial law in Toronto for over 25 years.  During that time, he has been legal counsel for a wide variety of Canadian public and private companies.  Mr. Watson has over 20 years of business and advisory experience in the Canadian film industry, working with writers, directors, and production companies and has had significant involvement with the financing of Canadian feature films.

2

Our Directors are all elected annually at our shareholders meeting, for one-year terms and serve until their successors are elected and qualified or they sooner resign.  As an Ontario corporation, we are required by Ontario corporate laws to include on our board of directors a majority of persons ordinarily resident in Canada.  All of our Directors and Officers are Canadians and, with the exception of Juliet Jones and Ian Fodie who reside in British Columbia, all reside in the Province of Ontario.

Senior Officers

Gary Howsam is currently our Chief Executive Officer.  See narrative above.

Mara Di Pasquale is currently our Chief Financial Officer and Chief Operating Officer.  See narrative above.

Subsidiary Companies

The Eyes Project Development Corp.

Blair Reekie is the President of The Eyes Project Development Corp. the Peace Arch subsidiary involved in documentary and lifestyle television programming. He heads the division's development activities and overseas factual television production at the Company's Vancouver facilities.  Blair began his television career with PAE (formerly The Vidatron Group) in 1988 as a staff writer/producer for corporate and educational films, television commercials and special event installations including museums and World's Fairs.   Since then, he has garnered more than 14 national and international awards for production, education and media excellence, including Gold Apples (International Educational Film Festival), Golden Maples (International Television Association - Canada), Gold Medals (New York Film Festivals) and Gold Cindys (International Association of Visual Communicators).  Blair is the Creator and Executive Producer of the series "Animal Miracles" and "Campus Vets" as well as numerous award-winning specials including "Heroines", "Raven in the Sun" and "Cake Night".

Peace Arch Motion Pictures Inc.  ("PAMP") (formerly GFT Entertainment Inc.)

Lewin Webb is President and Head of Production at Peace Arch Motion Pictures Inc.; he is responsible for both overseeing the development and physical production of all PAMP productions. Lewin began his career as an Assistant Director on several noted films including "Legends of the Fall", "The Long Kiss Goodnight", "Fly away Home" and "The Ladies Man". Lewin also produced ESPN's first Made-for-Television Movie, "A Season on the Brink" and was the Assistant Director and Associate Producer of MTV's first Made-for-Television Movie, "Jailbait". Most recently, Lewin has completed photography on his second directorial work, "The Good Shepherd", under the PAMP banner.

Peace Arch Films Ltd. ("PAF")

Charlie Bloye is Managing Director of Peace Arch Films Ltd. in London, U.K.  He is responsible for sales and marketing of productions from PAMP, together with films which may be licensed from other producers, to the international distribution marketplace.  London is second only to Los Angeles as a location for international film sales agents and Charlie has over 20 years experience of marketing and licensing films with companies like Rank ("Fried Green Tomatoes", "Circle of Friends", "To Die For"), Renaissance ("The Luzhin Defence", "The Safety of Objects") and Signpost ("Bulletproof Monk", "House of Sand and Fog").

Peace Arch LA, Inc.

John Flock is President of Peace Arch LA, Inc., based in Los Angeles, California.  He is responsible for focusing on the development and production of feature films as well as the licensing and distribution of the Company's films in the United States.  John is a graduate of Columbia University and NYU School of Law.  He began his career in the film industry as an attorney specializing in independent production, financing and distribution, with a particular emphasis on international co-production and co-financing arrangements.  John has produced or executive produced a dozen feature films, including: "Clockwatchers" (BMG), "Storyville" (Fox), "Fortress" (Dimension) and "Fortress 2 – Reentry" (TriStar).

3

TO OUR SHAREHOLDERS

During fiscal 2004, the Company continued to build upon its business model, which was refocused in mid-2003, as evidenced by the following:

  Following shareholder approval in February, 2004, multiple voting shares of the Company were eliminated as a class and one single class of common share became the only issued and trading share class of the Company, both in Canada and the United States.

  The Company moved its jurisdiction at fiscal year end to Ontario and took steps to improve branding of its operations by including the Peace Arch name in all film and television operations.

  The Company formed a new corporate subsidiary, Peace Arch LA, Inc. in Los Angeles, California to conduct business in the USA and concurrently engaged Mr. John Flock to strengthen the management team of the Company and lead the L.A. operations.  This operation now manages the licensing of all USA rights to film and television product owned by the Company.

  The Company entered a multi-year and multi-picture agreement with Showtime Networks Inc. a subsidiary of Viacom Inc., whereby the Company and Showtime Networks will co-finance, produce and distribute 15 motion pictures.  The Company will own all non-USA rights, which will be represented by its London-based international sales company.  The first of these motion pictures will be completed in early calendar 2005 and delivered to our London firm to manage the licensing of international rights.

  During 2004, the Company delivered three motion pictures to its London-based subsidiary to commence licensing the worldwide rights of the films.  In addition, the Company acquired rights to license the worldwide exploitation of two additional motion pictures through its London and Los Angeles operations.

The continuing business of the fact-based TV programming unit of the Company in Vancouver, Canada, has performed well, again continuing to develop and produce new programs for the Company.

During the year, the Company completed production and delivery of seven motion pictures.   At year end one picture of the Company and two acquisitions were in production.  The Vancouver-based TV unit of the Company produced and delivered thirteen episodes of programming owned by the Company and is in production of two new television series.

In summary, we have continued to build and strengthen production and selling operations within the Company. The board of directors remains strong and committed and we have been able to attract key management personnel to the Company this past year.

We plan to continue our focus on the quality and profitability of our proprietary film and television production and sales operations. Goals of management for the coming year will include the building of working capital reserves to enhance the scale and results of our operations as well as increasing shareholder communications.

We have again had great support from our employees, directors and business associates during the past year. To all of them we offer sincere gratitude.

Gary Howsam

Director and Chief Executive Officer

4

Peace Arch Entertainment Group Inc.

Consolidated Financial Statements

August 31, 2004 and 2003

(expressed in thousands of Canadian dollars)

Auditors' Report

To the Shareholders of

Peace Arch Entertainment Group Inc.

We have audited the consolidated balance sheets of Peace Arch Entertainment Group Inc. as at August 31, 2004 and 2003 and the consolidated statements of operations, deficit and cash flows for the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at August 31, 2004 and 2003 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Chartered Accountants

Vancouver, British Columbia

December 30, 2004

Peace Arch Entertainment Group Inc.

Consolidated Balance Sheets

As at August 31, 2004 and 2003

(expressed in thousands of Canadian dollars)

	2004 $	2003 $

Assets

Cash and cash equivalents	1,484	911

Accounts and other receivables (note 3)	16,088	14,747

Investment in film and television programming (note 4)	18,349	20,805

Prepaid expenses and deposits	119	407

Property and equipment (note 5)	89	35

Restricted term deposits (note 11)	21,339	-

	57,468	36,905

Liabilities

Production loans (note 7)	12,598	17,973

Accounts payable and accrued liabilities (note 6)	12,399	2,973

Deferred revenue	3,324	8,823

Distribution obligation (note 10)	1,467	2,312

Obligation to issue shares (note 9(d))	3,093	2,887

Revenue guarantee obligation (note 11)	21,339	-

	54,220	34,968

Shareholders' Equity

Capital stock (note 13)	35,925	35,878

Contributed surplus (note 14)	2,085	337

Other paid-in capital	680	680

Deficit	(35,442)	(34,958)

	3,248	1,937

	57,468	36,905

Nature of operations and going concern (note 1)

Commitments and contingencies (note 19)

Subsequent events (note 23)

Approved by the Board of Directors

Peace Arch Entertainment Group Inc.

Consolidated Statements of Operations

For the years ended August 31, 2004 and 2003

(expressed in thousands of Canadian dollars, except per share amounts)

	2004 $	2003 $

Revenue	21,236	21,465

Expenses
Amortization of investment in film and television programming and other production costs (note 4)	18,774	18,827
Selling, general and administrative	3,370	3,088
Other amortization	17	230

	22,161	22,145

Loss from operations before the undernoted	(925)	(680)
Interest income	39	125
Interest expense (note 15)	(220)	(495)
Provision for obligation to issue shares (note 9(d))	(207)	-
Loss on disposal of subsidiary (note 10)	-	(164)
Foreign exchange (loss) gain	(575)	778
Gain on modification of debt (note 9(d))	-	3,094
Recovery of selling, general and administration expenses (note 10)	427	-
Deferred gain on disposal of real estate assets (note 8)	-	127

(Loss) earnings before income taxes	(1,461)	2,785

Income tax recovery	(977)	(74)

Net (loss) earnings for the year	(484)	2,859

Net (loss) earnings per common share (note 16)

Basic	(0.03)	0.24

Diluted	(0.03)	0.19

Peace Arch Entertainment Group Inc.

Consolidated Statements of Deficit

For the years ended August 31, 2004 and 2003

(expressed in thousands of Canadian dollars)

	2004 $	2003 $

Balance - Beginning of year	(34,958)	(37,817)

Net (loss) earnings for the year	(484)	2,859

Balance - End of year	(35,442)	(34,958)

Peace Arch Entertainment Group Inc.

Consolidated Statements of Cash Flows

 For the years ended August 31, 2004 and 2003

(expressed in thousands of Canadian dollars)

	2004 $	2003 $

Cash flows from operating activities
Net (loss) earnings for the year	(484)	2,859
Items not affecting cash
Amortization of film and television programming (note 4)	14,693	18,324
Income tax recovery	(989)	-
Other amortization	17	230
Provision for share issuance	207	-
Stock-based compensation	11	-
Loss on disposal of subsidiary	-	164
Deferred gain on disposal of real estate assets	-	(127)
Gain on modification of debt	-	(3,094)
Writedown of investment in film and television programming	2,516	278
Investment in film and television programming	(14,754)	(15,572)
Changes in non-cash operating working capital (note 17)	2,029	(5,701)

	3,246	(2,639)

Cash flows from investing activities
Increase in restricted cash (note 11)	(21,339)	-
Property and equipment purchases	(71)	(38)
Proceeds on sale of assets - net	-	49

	(21,410)	11

Cash flows from financing activities
Issuance of common shares	47	1,390
Issuance of production loans	9,088	8,211
Repayment of production loans	(11,737)	(7,330)
Repayment of term loans	-	(700)
Issuance of revenue guarantee obligation (note 11)	21,339	-

	18,737	1,571

Increase (decrease) in cash and cash equivalents	573	(1,057)

Cash and cash equivalents - Beginning of year	911	1,968

Cash and cash equivalents - End of year	1,484	911

Supplemental cash flow information
Interest paid	657	24
Income taxes paid	-	-
Income taxes recovered	-	74

Non-cash transactions
Distribution rights acquired (note 10)	-	2,649
Distribution obligation (note 10)	-	2,312
Issuance of shares for acquisition of subsidiary and other assets	-	2,500
Obligation to issue shares (note 9(d))	-	2,887
Related party loan forgiveness (note 22(c))	2,726	-
Repayment of related party balances through legal offset (note 3)	1,960	-

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Nature of operations and going concern

Based in Toronto, Vancouver, Los Angeles and London, England, Peace Arch Entertainment Group Inc., together with its subsidiaries, (collectively, the company) is an integrated company that creates, develops, produces and distributes film, television and video programming for worldwide markets.

During the year ended August 31, 2003, the company underwent significant restructuring to its business operations. As described more fully in the following notes, the company acquired various film assets, including all of the issued share capital of GFT Entertainment Inc. GFT Entertainment Inc. was the parent company of five film production companies, each of which, at the time of acquisition, had partially completed a film production.

While these consolidated financial statements have been prepared on the going concern basis, which assumes the realization of assets and the settlement of liabilities in the normal course of operations, there are conditions that cast substantial doubt on the validity of this assumption. The company has undergone substantial financial restructuring and requires additional financing until it can generate positive cash flows from operations. While the company continues to maintain its day-to-day activities and produce films and television programming, its working capital situation is severely constrained. Furthermore, the company operates in an industry that has long operating cycles which require cash injections into new projects significantly ahead of the delivery and exploitation of the final production.

The application of the going concern basis is dependent upon the company obtaining additional financing in the short term and achieving sufficient cash flows from operations to fund continuing operations and meet its obligations as they come due. Management is currently in discussions with potential lenders to close additional financing. There is no assurance that the company will be successful in its financing efforts and in achieving sufficient cash flows from operations to fund working capital. If the company is unsuccessful, the company may be required to significantly reduce or limit operations.

These consolidated financial statements do not reflect adjustments that would be necessary if the going concern basis is not appropriate. If the going concern basis is not appropriate for the consolidated financial statements, then significant adjustments would be necessary in the carrying value of assets and liabilities and the reported revenues and expenses.

Significant accounting policies

a)

Basis of presentation

The consolidated financial statements of the company are prepared in accordance with generally accepted accounting principles in Canada.

The consolidated financial statements include the accounts of Peace Arch Entertainment Group Inc. and all of its subsidiaries. All material intercompany balances and transactions have been eliminated.

(1)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

During the years ended August 31, 2004 and 2003, the majority of the company's film productions were undertaken in combination with other independent film producers. Each producer's rights and obligations are set out in a co-production agreement. Pursuant to such agreements, for accounting purposes, the company is considered to have control of these productions and records all production costs less contributions from co-producers as investment in film and television programming. The company retains distribution rights to Canada whilst the co-producer retains distribution rights to other prescribed territories.

b)

Revenue recognition

Revenue from the sale of film and television programming rights and licence arrangements is recognized only when persuasive evidence of a sale or arrangement with a customer exists, the film is complete and the contractual delivery arrangements have been satisfied, the licence period has commenced, the arrangement fee is fixed or determinable, collection of the arrangement fee is reasonably assured, and other conditions as specified in the respective agreements have been met.

Revenue from production services for third parties is recognized when the production is completed and delivered. All associated production costs are deferred and charged against income when the film is delivered and the related revenue is recognized.

Fees for other services provided to third parties are recognized as revenue when the services are performed and there is reasonable assurance over the collection of the fees.

Cash received in advance of meeting the revenue recognition criteria described above is recorded as deferred revenue.

c)

Cash equivalents

Cash equivalents include highly liquid investments with terms to maturity of 90 days or less when purchased.

d)

Investment in film and television programming

Investment in film and television programming represents the unamortized costs of film and television programming that has been produced by the company or for which the company has acquired distribution rights. Investment in film and television programming also includes film and television productions in progress, acquired film and television program distribution rights, and film and television programming in development.

(2)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Costs of acquiring distribution rights and producing film and television programs are capitalized and amortized using the individual film forecast method, whereby capitalized costs are amortized, and ultimate participation costs are accrued, in the proportion that current revenue bears to management's estimate of ultimate revenue expected to be recognized from the exploitation, exhibition or licensing of the film or television program. For acquired film and television program titles, capitalized costs consist of minimum guarantee payments to the producer to acquire the distribution rights. For film and television programs produced by the company, capitalized costs include all direct production and financing costs incurred during production that are expected to benefit future periods. Financing costs are capitalized to the costs of a film or television program until the film or television program is complete. For episodic television series, until estimates of secondary market revenue can be established, capitalized costs for each episode produced are limited to the amount of revenue contracted for each episode. Costs in excess of this limitation are expensed as incurred on an episode-by-episode basis. Production financing provided by third parties that acquire substantive equity participation is recorded as a reduction of the cost of the production.

Productions in progress represent the accumulated costs of productions that have not been completed or delivered by the company.

Film and television programming in development includes the costs of acquiring film rights to books, stage plays, or original screenplays, and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, the development costs are reclassified to productions in progress. Development costs are written off at the earlier of the date they are determined not to be recoverable, when projects under development are abandoned, or three years from the date of the initial investment.

For films other than episodic television series and acquired rights, ultimate revenue includes estimates over a period not to exceed 10 years following the date of initial release. For episodic television series, ultimate revenue includes estimates of revenue over a period not to exceed 10 years from the date of delivery of the first episode or, if still in production, five years from the date of delivery of the most recent episode, if later.

Revenue estimates are prepared on a title-by-title basis and are reviewed periodically based on current market conditions. For film, revenue estimates include licensing of television broadcast rights, sale of videocassettes and DVDs, and box office receipts. For television programs, revenue estimates include licensed rights to broadcast television programs. Ultimate revenue includes estimates of secondary market revenue for produced episodes only when the company can demonstrate through its experience or industry norms that the number of episodes already produced, plus those for which a firm commitment exists and the company expects to deliver, can be licensed successfully in the secondary market. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in film and television programming may be required as a consequence of changes in management's future revenue estimates.

(3)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

The valuation of investment in film and television programming, including acquired film rights, is reviewed on a title-by-title basis. When an event or change in circumstances indicates that the fair value of a film or television program is less than its unamortized cost, the fair value of the film or television program is determined using management's estimates of future revenues and costs under a discounted cash flow approach. A writedown is recorded equivalent to the amount by which the unamortized costs exceed the estimated fair value of the film or television program.

e)

Prints, advertising and marketing expenses

The cost of film prints is deferred as a part of investment in film and television programming and charged to earnings on a straight-line basis over the period of theatrical release. The costs of advertising and marketing are expensed as incurred.

f)

Property and equipment

Property and equipment are stated at cost and amortized on the following basis:

Computers, furniture and equipment	20% declining balance
Production equipment	20% declining balance
Leasehold improvements	Lease term plus one renewal period

Effective September 1, 2003, the company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3063, "Impairment of Long-Lived Assets", on a prospective basis. Under this section, an impairment loss is recognized when the carrying amount of a long-lived asset is not recoverable, and is measured as the amount by which the carrying value of an asset exceeds its fair value. The adoption of this standard had no impact on the company's results of operations or financial position.

g)

Income taxes

Future income taxes are provided for using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment occurs. To the extent that the company does not consider it to be more likely than not that a future tax asset will be realized, it provides a valuation allowance against the excess.

(4)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

h)

Goodwill

Effective September 1, 2002, the company adopted the CICA Handbook Section 3062, "Goodwill and Other Intangible Assets". Previously, the company amortized goodwill on a straight-line basis over periods of up to 10 years. Based on the new standard, goodwill is no longer amortized but is tested for impairment annually, or more frequently if impairment indicators arise, to determine if an impairment loss should be recognized. In accordance with this section, this change was not applied retroactively and the amounts presented for prior periods have not been restated.

i)

Foreign currency translation

Foreign currency denominated assets and liabilities are translated into Canadian dollars at exchange rates in effect at the balance sheet date and non-monetary items are translated at rates of exchange in effect when the assets were acquired or obligations incurred. Revenues and expenses are translated at exchange rates in effect at the time of the transaction. Resulting translation gains and losses are included in the consolidated statement of earnings.

Translation gains and losses of integrated foreign operations are included in the determination of earnings.

j)

Net (loss) earnings per common share

Basic net (loss) earnings per share is computed using the weighted average number of common shares outstanding during the year. The treasury stock method is used for the calculation of diluted net (loss) earnings per share. Under the treasury stock method, the weighted average number of common shares outstanding for the calculation of diluted net (loss) earnings per share assumes that the proceeds to be received on the exercise of dilutive stock options and warrants are applied to repurchase common shares at the average market price for the period. Stock options and warrants are dilutive when the average market price of the common shares during the period exceeds the exercise price of the options and warrants.

k)

Government assistance

Refundable tax credits are recorded as a reduction of the cost of related films. Tax credits are recognized when there is reasonable assurance that the amount claimed will be received.

l)

Stock-based compensation

The company has elected to prospectively adopt the CICA Handbook Section 3870, "Stock-Based Compensation and Other Stock-Based Payments", recommendation relating to stock options granted to employees subsequent to September 1, 2003. The standard requires the recognition of stock-based compensation expense for all employee and non-employee stock-based compensation transactions using a fair value based method. Consideration paid plus the fair value of the options is recorded as capital stock on exercise of the options.

(5)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

The adoption of this accounting policy resulted in the recognition of $11,000 in compensation expense and additional contributed surplus for the year ended August 31, 2004. For the prior period, the company has disclosed the pro forma effects of the stock options granted to employees. The change in accounting policy did not result in any adjustment to the company's opening deficit balance. A description of the company's stock-based compensation plan is disclosed in note 13.

m)

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions made by management in the preparation of the company's consolidated financial statements include future revenue projections used for the purposes of amortizing investment in film and television programming, provision for doubtful debts, recoverability of tax credits receivable, valuation allowances and impairment assessments for various assets including investment in film and television programming and productions in progress. Actual results may ultimately differ from those estimates.

Investments in film and television programming are carried at the lesser of unamortized capitalized cost and estimated fair value determined on a film-by-film basis. Future changes in general economic conditions, market preferences and other factors may result in the carrying value of a particular film becoming impaired as management may revise its estimates of the ultimate revenue to be received in respect of each film.

n)

Comparative figures

Certain comparative figures have been reclassified to conform to the basis of presentation adopted for the current year.

o)

Operating cycle

As the company's principal activity is the development, production and distribution of films and television programming for which the normal operating cycle exceeds one year, the company maintains a non-classified balance sheet.

(6)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Accounts and other receivables

	2004 $	2003 $

Trade receivables	7,385	4,579
Due from related party (note 22(c))	366	2,062
Tax credits receivable	8,337	8,106

	16,088	14,747

The company borrows from financial institutions to make films. These financial institutions sometimes require receivables from one film to be pledged as security against loans relating to another film. At August 31, 2004, $5,765,000 (2003 - $6,421,000) of the trade receivables are cross-collateralized against various financial institution loans of $6,483,000 (2003 - $11,204,000).

The amount due from the related party is non-interest bearing and has no specified terms of repayment, as described in note 22(c). During the year ended August 31, 2004, $1,960,000 of the accounts receivable due from the related party was settled through the execution of a legal right of offset against an accounts payable balance due to the same entity.

Tax credits receivable are Canadian federal and provincial government refundable tax credits related to specific film productions made in Canada. Amounts recorded represent management's best estimate of the amount recoverable. All amounts are subject to final determination by the relevant tax authorities.

Investment in film and television programming

Investment in film and television programming represents the unamortized costs of film and television projects which are in development, production or release and the costs of acquiring distribution rights to completed properties.

(7)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

The components are as follows:

			2004			2003
	Cost $	Accumulated amortization $	Net $	Cost $	Accumulated amortization $	Net $

Theatrical films
Released	39,754	32,507	7,247	22,795	16,697	6,098
Productions in progress	8,057	-	8,057	11,536	-	11,536
In development	1,046	-	1,046	235	-	235
Television programming
Released	826	623	203	-	-	-
Productions in progress	115	-	115	287	-	287
Distribution rights retained (note 10)	2,649	968	1,681	2,649	-	2,649

	52,447	34,098	18,349	37,502	16,697	20,805

a)

The company estimates that approximately 55% of unamortized cost at August 31, 2004, related to released theatrical films and television programming, will be amortized during the year ending August 31, 2005 and 80% will be amortized during the three-year period ending August 31, 2007.

b)

As at August 31, 2004, the company has $268,460 (2003 - $nil) accrued participation costs that it expects to pay in the year ending August 31, 2005.

c)

Interest and financing charges capitalized to the cost of film production during the year ended August 31, 2004 amounted to $428,000 (2003 - $1,061,000).

d)

On August 1, 2003, the company disposed of the wholly owned subsidiary that owned all film and television properties and rights existing at the date of the business combination and financing transactions as described in note 10. In conjunction with this transaction, the company retained an exclusive right to distribute the film and television properties for a period of 25 years. During the year ended August 31, 2004, the agreement was amended such that the distribution term was reduced to 12 years, for no consideration. The company's distribution rights related to these television programs are reflected above under distribution rights retained.

e)

During the year ended August 31, 2004, the company reviewed future revenue projections supporting the carrying value of its investment in film and television programming in accordance with its accounting policy described in note 2(d). The lower estimates of its future revenue projections with reference to current and anticipated market conditions resulted in a writedown of $2,517,000 (2003 - $278,000) in theatrical film investments. This writedown is included in amortization of investment in film and television programming and other production costs on the statement of operations.

(8)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Property and equipment

			2004			2003
	Cost $	Accumulated amortization $	Net $	Cost $	Accumulated amortization $	Net $

Computers, furniture and equipment	70	9	61	12	1	11
Production equipment	24	8	16	26	2	24
Leasehold improvements	12	-	12	-	-	-

	106	17	89	38	3	35

Accounts payable and accrued liabilities

	2004 $	2003 $

Trade accounts payable	4,560	1,751
Production related payables	5,804	1,086
Distribution liabilities	1,201	-
Due to related party (note 22(d))	443	-
Other accrued liabilities	391	136

	12,399	2,973

$1,888,000 of the production related payables are not expected to be repaid during the year ended August 31, 2005. All remaining balances are considered current.

Production loans

The company enters into various loan financing arrangements prior to commencing production of a film project. Such loans are usually specific to each film production but may be secured by the receivables of several films.

Production loans comprise the following:

	2004 $	2003 $

Bank and other financial institution loans (a)	11,915	14,215
Related party production loans (b)	-	1,960
Interim bridging loans (c)	683	1,798

	12,598	17,973

(9)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

The company expects the production loans to be repaid as follows:

$

2005	11,628
2006	970
12,598

a)

Bank and other financial institution loans

The company borrows from banks and other financial institutions to finance the costs of film production. Repayments may be solely due from cash flows derived from each film or sometimes across a number of films financed by the same lender. Each loan is either independently secured by a charge over all the assets of the production subsidiary and the exploitation rights, tax credits and subsidies associated with each film or may be collaterized across a number of films.

Of the loans outstanding, $4,343,000 (2003 - $6,501,000) is denominated in United States dollars and bears interest at rates ranging from the Royal Bank of Scotland's United States dollar base rate plus 0.5% to plus 2.75%. Loans denominated in Canadian dollars bear interest at rates ranging from the Canadian Imperial Bank of Commerce's prime lending rate plus 1.25% to plus 2% or the Royal Bank's prime lending rate plus 2%. As at August 31, 2004, the weighted average interest rate of the loans outstanding was 5.2% (2003 - 4.7%).

The company undertakes many of its film productions in conjunction with a co-producer in another country and the production subsidiary is contingently liable for certain debts of the co-producer in the event of a default. Additional details are provided in note 19(a).

b)

Related party production loans

The wholly owned production subsidiaries that produced the films Crime Spree, Absolon, Partners in Action, Detention and The Limit were acquired by the company pursuant to the business combination described in note 9(c). The production costs of these films have been financed by loans from Greenlight Entertainment Inc. (GEI), a subsidiary of CPC Communications Inc. (CPC) (the parent company of GFT Entertainment Inc. prior to the transactions described in note 9), and a company that became related by virtue of the business combination. GEI is controlled by a shareholder and officer of the company.

These loans, which are denominated in United States dollars, are measured at the exchange amount, bear interest at the rate of prime plus 2% per annum, are repayable on the earlier of the date that is two years following the delivery of the film or January 31, 2005, and are subject to similar security arrangements to the bank loans described in (a) above but are, in all cases, subordinated to them. As at August 31, 2004, the weighted average interest rate of the loans outstanding was nil% (2003 - 5.9%).

Certain residual proceeds from the exploitation of Crime Spree, Absolon and Partners in Action are cross-collaterized to secure repayment of the GEI loans to these three production companies.

(10)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

As at August 31, 2004, $nil (2003 - $1,960,000) was outstanding with respect to loans described in note 22(c). During the year ended August 31, 2004, the related party settled the loan through the execution of a legal right of offset against an accounts receivable balance due from the same entity (note 3).

c)

Interim bridging loans

The wholly owned production subsidiaries borrow, from various parties, on an interim basis prior to the closing the financing for a film. These "bridge loans" are repaid at the time of closing of financing and are secured by the distribution and other rights to the film owned by the production subsidiary. These loans bear interest at the rate of 1.5% per month of the principal balance outstanding plus a premium payable at maturity. Fees and interest incurred during the year ended August 31, 2004 on such financing, which amount to $91,000 (2003 - $44,000), are incorporated in the cost of the films. As at August 31, 2004, the weighted average interest rate of the loans outstanding was 18%.

Deferred gain on disposal of real estate assets

During the year ended August 31, 2002, the company sold two real estate properties. In October 2001, the first property was sold for gross proceeds of $2,313,000 and realized a gain on the sale of $88,000. In January 2002, the second property was sold for gross proceeds of $4,772,000. As consideration, the company received cash in the amount of $3,722,000 and a note receivable for the remainder.

At August 31, 2002, the company continued to occupy the second property through an operating lease arrangement. As the present value of the minimum lease payments was greater than the gain on the sale of $523,000, the gain was deferred and amortized over the four-year minimum lease term. During the year ended August 31, 2003, the company amortized $127,000 of the deferred gain prior to disposal of the subsidiary in which the gain was recorded.

Business combination, debt restructuring and financing

On January 20, 2003, as approved and ratified by the shareholders of the company at the Annual General Meeting of Shareholders on that date, the company entered into a number of agreements to effect a business combination and certain asset acquisition and financing transactions. Details of the transactions are as follows:

a)

Private placement financing

The company issued 5,000,000 Common Shares at an agreed price of $0.30 per share, for total cash proceeds of $1,500,000 (note 13).

(11)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

b)

Reorganization of a subsidiary, Peace Arch Project Development Corp. (PAPDC)

The company carried out a reorganization and rationalization of its assets, operations and subsidiaries. The reorganization was carried out in conjunction with, and pursuant to, the terms of the Debt Repayment Agreement with Fremantle Enterprises Ltd. (Fremantle) and the Release and Reconstitution Agreement of November 22, 2002 with Comerica Bank - California (Comerica), by which the debts of the company, and its subsidiaries, to Fremantle and Comerica were renegotiated as in (d) below.

Pursuant to the reorganization, the company's wholly owned subsidiary PAPDC became the owner of substantially all of the assets and business (collectively, the pre-existing assets) that the company owned immediately prior to undertaking its business combination through the acquisition of GFT Entertainment Inc. (see (c) below) on January 20, 2003. The pre-existing assets consisted principally of accounts and loans receivable, film and television programming rights, and all shares and other securities (including intercompany loans) held by the company in its subsidiaries existing at January 20, 2003.

At the same time, PAPDC and its subsidiaries directly or indirectly were assigned substantially all of the pre-existing debts and liabilities of the company, including the company's indebtedness to Fremantle and Comerica. However, the company continued to have a conditional obligation to satisfy any remaining indebtedness to Fremantle and Comerica by issuing a variable number of shares to Fremantle and Comerica under Conversion Rights Certificates (the conversion instruments) issued by the company to each of them (see (d) below for additional discussion).

c)

Business combination

On January 20, 2003, the company acquired certain film assets owned and controlled by CPC for $2.5 million, the consideration being the issuance of 8,333,333 Common Shares of the company at a deemed price of $0.30 per share. The primary asset acquired was a 100% ownership interest in GFT Entertainment Inc., which itself was a 100% shareholder in five special purpose production companies that owned various rights to five films, namely Crime Spree, Partners in Action, Absolon, The Limit and Detention. The underlying assets included films in progress, accounts receivable and tax credit assets.

(12)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

At the time of acquisition, CPC retained voting control of each subsidiary through a temporary voting trust and, accordingly, the company's interest was of an equity nature. Each voting trust was terminated prior to the delivery of each related film. The operations of each subsidiary have been consolidated from the date that each voting trust was terminated; the companies that produced Absolon, Crime Spree and Partners in Action were consolidated from February 28, 2003; Detention from April 30, 2003; and The Limit from August 31, 2003. The assets and liabilities of the subsidiaries at the date control was transferred to the company were as follows:

	GFT Entertainment Inc. acquired January 30, 2003 $	Subsidiaries acquired February 28, 2003 $	Subsidiary acquired April 30, 2003 $	Subsidiary acquired August 31, 2003 $	Total $

Accounts receivable	1,906	234	30	361	2,531
Tax credits receivable	282	3,150	1,095	971	5,498
Production in progress	-	11,772	4,200	3,732	19,704
Investment in film companies	1	-	-	-	1
Prepaid expenses and deposits	311	999	9	9	1,328
Development costs	51	-	-	-	51

Total assets acquired	2,551	16,155	5,334	5,073	29,113

Production loans	-	10,107	1,032	4,834	15,973
Accounts payable and accrued liabilities	51	1,144	-	239	1,434
Deferred revenue	-	4,904	4,302	-	9,206

Total liabilities assumed	51	16,155	5,334	5,073	26,613

Net assets acquired	2,500	-	-	-	2,500

Prior to the company's acquisition of GFT Entertainment Inc., GEI, a related party to GFT Entertainment Inc. at that time, transferred an accounts receivable to GFT Entertainment Inc., which related to a loan due to GEI from one of the subsidiaries. This receivable, which amounted to $1,497,000, is included in accounts receivable of GFT Entertainment Inc. at January 30, 2003 and production loans payable by the subsidiary at August 31, 2003. At August 31, 2004 and 2003, these amounts were eliminated on consolidation.

(13)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

d)

Debt restructuring, issuance of conversion instruments and gain on modification

Debt restructuring

During the year ended August 31, 2002, the company entered into an agreement with Fremantle, an existing trade creditor, whereby Fremantle agreed to exchange its trade payable balance of $7,783,000 for a term loan secured by a charge on the assets of the company and a secured interest in certain copyrights to productions. The term loan note bore interest at 10% per annum and was intended to mature on June 30, 2004. Subsequent to August 31, 2002, the company failed to make scheduled repayments of principal of $500,000 and also interest owing.

Effective January 30, 2003, the company and Fremantle agreed to restructure the remaining $7,580,000 of term loan due to Fremantle. Fremantle agreed that the revised source of debt repayments and security would be restricted to the business, assets, and undertakings of the company as they existed immediately prior to January 30, 2003 (the pre-existing assets), that date being the closing of the acquisition and financing transactions described elsewhere in this note. The new debt had no fixed repayment dates. Interest, which continued to accrue at 10% per annum, and principal were payable from the income streams of the pre-existing assets, subject to priority interests. The revised terms also excluded a previous right of prepayment by the company of all outstanding amounts.

Pursuant to the Debt Repayment Agreement dated January 30, 2003, the company also agreed that if any amount of the Fremantle debt, including unpaid interest, remains outstanding as of December 31, 2004, Fremantle will, for a period of 90 days, have the right to convert such unpaid amount to Common Shares in the capital of the company at the lesser of either (a) $5.00 per share or (b) the average trading close price of the shares for the 30 days prior to December 31, 2004, provided that in no event shall the conversion price be less than $3.00 per share.

The modification of the debt was treated for accounting purposes as a settlement of the original debt, as the present value of cash flows under the terms of the modified debt instrument was at least 10% different from the carrying amount of the original debt. The fair value of the debt after modification was based on the discounted expected future cash flows of the pre-existing assets. The company recorded a gain on modification of the debt as described below.

Release and reconstitution of a loan guarantee

During the year ended August 31, 2001, the company guaranteed a loan due to Comerica to a maximum of US$2,075,000 on behalf of a co-production partner. During the year ended August 31, 2002, the co-production partner defaulted on its loan payments. As at August 31, 2002, the amount of the outstanding related debt was $1,675,000 (US$1,075,000) and the company recognized its obligation as debt and receivable due from the co-producer. The receivable was written off at August 31, 2002.

During the year ended August 31, 2003, the company entered into a Release and Reconstitution Agreement with Comerica which restructured the terms of the loan guarantee. Repayment of the loan is restricted to the ultimate proceeds of specific exploitation rights secured under the original loan agreement and, subject to priority interests, including repayment to Fremantle, to the pre-existing assets.

(14)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

If any amount of the Comerica liability remains outstanding as of December 31, 2005, Comerica will, for a period of 90 days, have the right to convert such unpaid amount to Common Shares in the capital of the company at a deemed price of $5.00 per share.

The modification of the Comerica obligations was treated for accounting purposes as a settlement of the original debt, as the present value of cash flows under the terms of the modified debt was at least 10% different from the carrying amount of the original debt. The fair value of the debt after modification was based on the discounted expected future cash flows of the pre-existing assets. The company has recorded a gain on modification as described below.

Conversion instruments

As described, and in conjunction with the above, on January 30, 2003, the company issued a conversion instrument to Fremantle which permits Fremantle to convert the amount of its outstanding debt including unpaid accrued interest at December 31, 2004, if any, into Common Shares of the company for a period of 90 days commencing on December 31, 2004.

The conversion price will be the lower of either (a) $5.00 per share or (b) the average closing price of the Common Shares for the 30 days prior to December 31, 2004, provided that in no event shall the conversion price be less than $3.00 per share. Pursuant to the conversion instrument, 2,527,000 Common Shares, which represent the number of shares that could be issued for the principal amount of debt of $7,580,000, have been reserved for issuance.

As described, and in conjunction with the above, on January 30, 2003, the company issued a conversion instrument to Comerica which permits Comerica to convert the amount of its outstanding loan at December 31, 2005, if any, into Common Shares of the company for a period of 90 days commencing on December 31, 2005 at a price of $5.00 per share.

Pursuant to the conversion instrument, 336,000 Common Shares, which represent the number of shares that could be issued for the obligation of US$1,075,000, had previously been reserved for issuance.

For the year ended August 31, 2003, the company estimated that the fair value of the obligation to issue shares to both Fremantle and Comerica was $2,887,000 and charged that amount against the computed gain on modification described above. Since upon exercise of the conversion instruments by Fremantle and Comerica, the company has issued a right to Fremantle and Comerica to receive a variable amount of shares in settlement of their loans, the company reflected the amount as a liability.

(15)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

On June 25, 2004, the company voluntarily issued 3,489,814 Common Shares of the company to PAPDC in consideration for PAPDC agreeing to assume the obligation to issue the Common Shares of the company to Fremantle and Comerica (collectively, the Lenders) should the Lenders eventually opt to call upon those shares in settlement of the PAPDC obligations. A director, officer and shareholder of the company serves as an escrow agent to hold and direct the shares as appropriate to the Lenders and/or PAPDC upon the Lenders' decision to convert the obligations to Common Shares of the company. Pursuant to these arrangements, the company also eliminated its right to receive the obligation of PAPDC to the Lenders.

Although owned by a third party, for accounting purposes, the company continues to reflect the obligation to issue shares as a liability because of the company's and its related parties' continued involvement with PAPDC. PAPDC's only asset is the right to receive its participation in the films that the company retained. Further, PAPDC continues to be indebted to the company for an amount of $10,252,000. The company has provided a full valuation allowance against this loan. Accordingly, the shares have been considered to be issued in escrow or in trust to settle the company's obligation.

Gain on modification of debt

The gain on modification of debt, recognized in the year ended August 31, 2003, comprises the following:

	Fremantle $	Comerica $	Total $

Carrying amount of the debt before modification	7,580	1,675	9,255
Fair value of debt after modification	(3,274)	-	(3,274)

	4,306	1,675	5,981

Fair value of the obligation to issue shares under the conversion instruments as at the date of modification of the debt			(2,887)

Gain			3,094

(16)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Sale of subsidiary

Subsequent to the reorganization of PAPDC described in note 9(b), on August 1, 2003, the company sold all of its shares in PAPDC for nominal consideration and recognized a loss of $164,000 on the disposal. During the year ended August 31, 2003, the operating results of PAPDC were included in the consolidated financial statements until the date of the disposal.

On the same date, the company entered into a Sales Agency Agreement with PAPDC, its subsidiaries and the purchaser, under which the company retained exclusive 25-year worldwide distribution rights for all of the films and television programming rights owned by PAPDC and its subsidiaries. Under the Sales Agency Agreement, the company has the full right to enter into sales contracts and is subject to the related credit risk and accordingly acts as principal to any sales transactions related to these distribution rights. Under the agreement, the gross receipts of any sale made by the company are distributed in the following priority: a) receipts to cover the company's distribution and marketing costs are retained by the company; b) amounts up to 30% of any gross receipts are retained by the company; c) 10% of the gross receipts are paid to the purchaser of the shares of PAPDC referred to in the first paragraph above; and d) any remaining gross receipts are paid to PAPDC, which in turn is required to pay such proceeds to Fremantle to settle PAPDC's debt obligation to Fremantle.

As these arrangements were entered into in conjunction with the sale of the shares for a nominal amount, the company is considered the primary obligor with respect to the productions and, accordingly, the distribution rights have effectively been retained by the company and accounted for as a related party transaction between the company and its wholly owned subsidiary PAPDC. Accordingly, these financial statements reflect the distribution rights received from PAPDC at the carrying value of the film and television programming at the date of the agreement in the amount of $2,649,000. In addition, these financial statements reflect the estimated amounts payable to PAPDC and the purchaser as a distribution obligation in the amount of $2,312,000. The difference between the distribution rights and the distribution obligation of $337,000 was credited to contributed surplus.

In addition, pursuant to the original arrangements with PAPDC set out in note 9, the company was obligated to carry out management services for PAPDC. This obligation continued until June 25, 2004. Pursuant to the original arrangement with PAPDC, the company charged PAPDC $427,000 for services performed during the year.

In conjunction with these various arrangements, the participation amount that accrued to PAPDC during the year ended August 31, 2004 totalled $845,000 (2003 - $nil). The distribution obligation on the balance sheet as of August 31, 2003 already included such amounts and, accordingly, no additional amount was required to be accrued; however, the film costs related to these films were amortized to reflect the related sales. The cost of the services noted above has been deducted from the distribution obligation.

(17)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

During the year ended August 31, 2004, the company requested certain changes to the various agreements with PAPDC, including the change in the term of the distribution agreement for no consideration. This change in the distribution agreement had no effect on the carrying amount of the rights included in the investment in film and television programming or the distribution obligation to PAPDC.

Film financing transaction

During the year ended August 31, 2004, the company entered into certain financing arrangements with two United Kingdom limited partnerships (limited partnerships) with respect to two films. Under these arrangements, the company received $22,554,000 (9,522,000) in exchange for providing the limited partnerships with the master negative and a revenue guarantee relating to the distribution of the films. The company obtained the worldwide rights to distribute the films for renewable 25-year terms. Pursuant to the arrangements, the company is obligated to pay the limited partnerships $27,372,000 (11,567,000) in April 2009 under that revenue guarantee.

As security for the full value of the obligation due in 2009, the company was required to place on deposit with a financial institution the amount of $21,339,000 (9,034,000). The deposit, which earns interest of 5%, matures in April 2009. The deposit, as well as the interest earned thereon, is restricted for the use as security for the guarantee and cannot be used for any other purpose. At August 31, 2004, the amount of the deposit was $21,339,000 (9,017,000). This deposit is included in restricted term deposits. The company has recorded an equivalent amount as a revenue guarantee obligation. The carrying value of the obligation will be accreted over the term to maturity at the effective interest rate or 5%.

The company recorded the difference between the amount of cash received and the amount recorded as an obligation to the limited partnerships of $1,215,000 (488,000) as a reduction in the company's carrying value of its investment in these two films.

(18)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Income taxes

Temporary differences give rise to the following future income tax assets and liabilities:

	2004 $	2003 $

Future income tax assets
Property and equipment	-	7
Share issue costs	-	193
Investment in film and television programming	1,041	338
Loan provision	3,568	3,923
Losses available for future periods	4,571	4,908
Other	-	26

Gross future tax assets	9,180	9,395
Valuation allowance	(8,585)	(9,116)

Net future income tax assets	595	279

Future income tax liabilities
Property and equipment	(2)	-
Investment in film and television programming	(593)	(279)

	(595)	(279)

	-	-

At August 31, 2004, the company has approximately $7,153,000 in non-capital losses available for deduction against taxable income in future years. These losses expire as follows:

$

2009	4,895
2010	249
2014	1,242
2024	93
Indefinitely	674
7,153

(19)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Under U.K. tax law, the non-capital losses from Peace Arch Films Ltd. of $674,000 may be carried forward indefinitely but losses of a particular trade may only offset profits from the same trade.

The differences between the effective tax rate reflected in the provision for income taxes and the Canadian statutory income tax rate are as follows:

	2004%	2003%

Corporate statutory income tax rate	(36.3)	38.3
Add (deduct) the effect of
Decrease in tax rates	32.6	22.5
Utilization of previously unrecognized tax losses	(137.1)	(45.2)
Items not deductible for income tax purposes	2.4	12.3
Disposition of subsidiary	-	(116.0)
Gain on modification of debt	-	(42.5)
Change in valuation allowance on future tax assets	66.4	126.2
Other	3.2	1.7
Effective tax rate	(68.8)	(2.7)

Capital stock

a)

Shares

Authorized

200,000,000 Common Shares without par value (2003 - 100,000,000 Class A Multiple Voting Shares without par value, 100,000,000 Class B Subordinate Voting Shares without par value)

25,000,000 Preference Shares, issuable in series without par value

Class A shares were entitled to 10 votes per share and Class B shares were entitled to one vote per share. Each Class A share was convertible at any time into one Class B share at the option of the holder.

On February 11, 2004, the shareholders passed resolutions altering the Memorandum and Articles to eliminate the distinction between Class A Multiple Voting Shares without par value (Class A Shares) and Class B Subordinate Voting Shares without par value (Class B Shares) and naming such shares as Common Shares without par value (Common Shares) each having one vote.

(20)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Issued

		Class A		Class B
	Number of shares	Amount $	Number of shares	Amount $	Total amount $

Balance - August 31, 2002	1,091,875	9,864	2,795,969	22,006	31,870

Change during the year
Adjustment to share capital	-	-	-	118	118
Issued for cash pursuant to private offering (note 9(a))	-	-	5,000,000	1,500	1,500
Issued for acquisitions (note 9(c))	-	-	8,333,333	2,500	2,500
Issued for cash on exercise of stock options	-	-	32,500	10	10
Converted	(30,500)	(280)	30,500	280	-
Less: Share issue costs	-	7	-	(127)	(120)

Balance - August 31, 2003	1,061,375	9,591	16,192,302	26,287	35,878

Change during the year
Issued for cash on exercise of stock options	-	-	30,000	9	9
Converted from Class A to Class B	(433,310)	(3,978)	433,310	3,978	-
Converted from separate classes to Common Shares	(628,065)	(5,613)	(16,655,612)	(30,274)	(35,887)

Balance - August 31, 2004	-	-	-	-	-

	Common shares
	Number of shares	Amount $

Balance - August 31, 2003	-	-
Converted from separate classes to Common Shares	17,283,677	35,887
Issued for cash on exercise of stock options	125,000	38
Issued in escrow (note 9(d))	3,489,814	3,838

Shares issued - August 31, 2004	20,898,491	39,763
Shares held in escrow (note 9(d))	(3,489,814)	(3,838)

Balance outstanding - August 31, 2004	17,408,677	35,925

(21)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

b)

Stock options

In 1997, the company adopted a stock option plan (the Plan) which was approved by the company's shareholders on January 28, 1998 pursuant to which the company's Board of Directors may grant stock options to officers and key employees. On July 14, 1999, February 21, 2001 and January 20, 2003, the company's shareholders approved amendments to the Plan (the Amended Plan). In accordance with the Amended Plan, the number of shares issuable upon the exercise of options pursuant to the Amended Plan and any other Share Compensation Arrangements (as such term is defined in the Amended Plan) is 25,300 Class A Multiple Voting Shares and 2,560,000 Class B Subordinate Voting Shares. Pursuant to the Amended Plan and following the shareholder resolution altering the Memorandum and Articles to eliminate the distinction between Class A Shares and Class B Shares, all outstanding Class A and Class B stock options have been converted to Common Share stock options. Stock options are granted with an exercise price in Canadian dollars equal to the stock's fair market value at the date of grant. All stock options have terms between three and five years and vest and become fully exercisable immediately or after up to 21 months.

As at August 31, 2004, the following stock options were outstanding:

		Options outstanding
Expiry date	Exercise price per share $	Common	Weighted average remaining contractual life (years)

January 20, 2006	0.50	20,000	1.4
September 18, 2006	0.80	10,000	1.8
May 12, 2007	1.00	10,000	2.4
		40,000	1.9

As at August 31, 2004, all of the outstanding stock options were exercisable.

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Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Additional details relating to stock options are as follows:

		Common		Class A		Class B
	Number of shares	Weighted average exercise price $	Number of shares	Weighted average exercise price $	Number of shares	Weighted average exercise price $

Balance - August 31, 2002	-	-	35,800	9.34	650,000	2.77

Granted	-	-	-	-	78,100	0.50
Exercised	-	-	-	-	(32,500)	(0.30)
Expired	-	-	(28,000)	(9.50)	(28,000)	(9.50)
Forfeited	-	-	(7,000)	(8,93)	(423,700)	(3.21)

Balance - August 31, 2003	-	-	800	7.52	243,900	1.15

Granted	-	-	-	-	20,000	0.90
Exercised	-	-	-	-	(155,000)	(0.30)
Expired	-	-	-	-	(63,100)	(3.43)
Forfeited	-	-	(800)	(7.52)	(5,800)	(1.29)
Converted to common	40,000	0.70	-	-	(40,000)	(0.70)

Balance - August 31, 2004	40,000	0.70	-	-	-	-

At August 31, 2004, a total of 40,000 (2003 - 244,700) options were exercisable at a weighted average exercise price of $0.70 (2003 - $1.18).

c)

Warrants

i)

During fiscal 2001, the company granted, as partial compensation to retain an investment banker as its financial advisor, a warrant to purchase up to 100,000 Class B Shares at an exercise price of US$2.72 per share, exercisable to April 16, 2006. As the warrants were granted at an exercise price equal to the market value of company's shares on the date of grant, no compensation expense was recorded.

ii)

During fiscal 2002, in connection with debentures previously issued, the company issued share purchase warrants to purchase up to 230,000 Class B Shares at an exercise price of $1.20 per share, exercisable to June 30, 2003. A value of $212,650 was attributed to the warrants issued and recorded as debt discount and other paid-in capital. The debt discount was amortized against income as interest expense over the term of the debentures. These warrants were not exercised and subsequently expired.

(23)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

For each of the years presented, warrants were outstanding to acquire Common Shares as indicated in the table below:

	Exercise price	2004		2003
Expiry date	per share	Common	Class A	Class B
	$

February 16, 2004	1.20	-	6,479	-
February 16, 2004	5.00	-	225,118	39,958
August 3, 2004	US 6.75	-	-	75,000
April 16, 2006	US 2.72	100,000	-	100,000
		100,000	231,597	214,958

d)

Stock-based compensation to employees

The company has recorded stock compensation expense for the stock options issued to employees in the amount of $11,000 in selling, general and administrative expenses in the year ended August 31, 2004.

Under the transition rules of CICA Handbook Section 3870, the company is required to disclose the pro forma net earnings (loss) and pro forma earnings (loss) per share for the year ended August 31, 2003. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for stock options granted:

	2004	2003

Risk-free interest rate	3.50%	1.89%
Volatility	113%	130%
Expected life	3.0 years	3.0 years

Based on actual experience, no dividends will be paid.

(24)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

If the estimated fair values of the company's stock-based awards to employees had been amortized to expense over the vesting period of the awards as specified under CICA Handbook Section 3870, the earnings attributable to common shareholders and the basic and diluted earnings per share on a pro forma basis (as compared to such items as reported) would have been:

2003 $

Earnings attributable to common shareholders
As reported	2,859
Pro forma	2,786

Basic earnings per share
As reported	0.24
Pro forma	0.23

Diluted earnings per share
As reported	0.19
Pro forma	0.18

Contributed surplus

a)

During the year ended August 31, 2004, a company controlled by a director, officer and shareholder of the company forgave production loans in the amount of $2,726,000 (see note 22(c)). These loans related to the financing of production costs for four of the company's productions. The loan forgiveness has been recorded as contributed surplus net of the income tax impact of $989,500.

b)

The company issued stock options to employees during the year ended August 31, 2004 as compensation. The company has recognized $11,000 (2003 - $nil) (see note 13(d)) as contributed surplus.

c)

During the year ended August 31, 2003, the company entered into a Sales Agency Agreement with PAPDC (see note 10). Pursuant to the terms of the transaction, the difference of $337,000 between the distribution rights received and the distribution obligation acquired was recorded as contributed surplus.

(25)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Interest expense

	2004 $	2003 $

Interest expense comprises the following:
Long-term debt	-	417
Amortization of deferred finance costs and debt discounts	-	66
Other loans	195	-
Other	25	12
	220	495
Interest capitalized to film and television programming costs	428	1,061

(Loss) earnings per common share

	2004 $	2003 $

Numerator for basic net (loss) earnings per common share
Net (loss) earnings	(484)	2,859
Denominator for basic net (loss) earnings per common share
Weighted average number of common shares outstanding	17,314	11,998
Basic net (loss) earnings per common share	(0.03)	0.24

Numerator for diluted net (loss) earnings per common share
Net (loss) earnings used in computing basic net (loss) earnings per common share	(484)	2,859
Denominator for diluted net (loss) earnings per common share
Weighted average number of common shares	17,314	11,998
Stock options and warrants	-	55
Contingently issuable shares	-	3,040
Shares used in computing diluted net (loss) earnings per common share	17,314	15,093
Diluted net (loss) earnings per common share	(0.03)	0.19

For the year ended August 31, 2004, the effect of potentially dilutive stock options, warrants and shares held in escrow related to the Fremantle and Comerica obligation (note 9(d)) was excluded from the calculation of diluted loss per share, as they are anti-dilutive to the basic loss per common share.

(26)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Changes in non-cash operating working capital

	2004 $	2003 $

Accounts and other receivables	(1,340)	(5,430)
Prepaid expenses and deposits	289	1,030
Accounts payable and accrued liabilities	9,424	272
Distribution obligation	(845)	-
Deferred revenue	(5,499)	(1,573)
	2,029	(5,701)

Government assistance

The company receives refundable tax credits related to its production activities from Canadian federal and provincial governments. During the year ended August 31, 2004, the company estimated its entitlement to tax credits to be $3,855,000 (2003 - $8,106,000), which is recorded as a reduction in the cost of film and television programming in accordance with the company's accounting policy. Adjustments, if any, to the company's various incentive claims will be recognized at the time such adjustments are assessed as probable.

Commitments and contingencies

a)

Loan guarantees

The majority of the film productions delivered during the years ended August 31, 2003 and 2004 were pursuant to co-production agreements with an independent producer (the co-producer) in another country. Certain production loans are arranged jointly by the co-producers to cover their individual funding of the respective film production. Each co-producer is responsible for the payment of its respective portion of the loans out of receipts from the respective co-producer's exploitation of the production. In the event of default by the co-producer, the company is liable for any unpaid balance of the co-producer's share of the loan. At August 31, 2004, the total amount of such unpaid loans was approximately $1,425,000 (2003 - $2,112,000). In the event of such a default, the company has full recourse to all the copyright, exploitation and other rights attributed to the co-producer pursuant to the co-production agreement. No accrual has been made as the company believes the likelihood of payment is remote.

b)

Film distribution rights commitment

At August 31, 2004, the company had commitments of $3,684,000 with respect to the acquisition of film distribution rights to two films which will be delivered to the company during the year ended August 31, 2005. These payments are required to be made at the date of delivery of the respective films which is expected to be no later than May 31, 2005.

(27)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

c)

Legal claims

i)

Viacom, Inc.

On October 2, 2001, the company initiated an action against Viacom, Inc., MTV Networks, VH1 Music First et al in British Columbia Supreme Court for damages in the amount of US$2,750,000 and consequential damages arising from the Defendants' failure to honour a contract for the co-financing of the television series Big Sound. During the year ended August 31, 2003, the subsidiary which initiated the action was sold as described in note 10 and any proceeds from the litigation will therefore be paid to PAPDC.

ii)

The company's subsidiary Peace Arch Motion Pictures Inc. (formerly GFT Entertainment Inc.) was named as one of several defendants in an action that commenced in June 2004 by Comerica Bank California. The company believes that this claim is without merit because, among other things, the alleged events on which the claim is based occurred years prior to the formation of Peace Arch Motion Pictures Inc. The company does not expect the outcome of this proceeding to have a material adverse effect on the company's financial position, results of operations, or liquidity.

iii)

Other

The company is a party to other legal proceedings in the ordinary course of its business but does not expect the outcome of any other proceedings, individually or in aggregate, to have a material adverse effect on the company's financial position, results of operations or liquidity.

d)

Operating lease commitments

The company is committed to certain operating lease payments for premises. In addition, the company has sublet certain other premises for which it remains the primary lease obligor. The total annual rental commitments are as follows:

	Lease obligations $	Sublease $	Net lease obligation $

2005	410	118	292
2006	231	90	141
2007	65	-	65
2008	27	-	27
2009	27	-	27
	760	208	552

(28)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Financial instruments

a)

Fair values

As at August 31, 2004 and 2003, the company's financial instruments included cash and cash equivalents, restricted term deposits, accounts and other receivables, production loans, revenue guarantee obligation, obligation to issue shares and accounts payable and accrued liabilities. The carrying values of the restricted term deposits and the revenue guarantee obligations approximate fair value as the interest rates are reflective of current market rates as at August 31, 2004. The carrying value of the obligation to issue shares reflects fair value as it is reported at the fair value of the shares at August 31, 2004. The carrying value of the remaining financial instruments approximated their fair value due to their ability for prompt liquidation or short term to maturity, with the exception of tax credits, which are receivable over a period of up to two years. As at August 31, 2004, the fair value of tax credits receivable is estimated to be $8,118,000 (2003 - $7,847,000) based on discounted cash flows to the expected timing of receipt of the tax credits. The company expects to recover the carrying value of these tax credits and as such has not written them down to fair value.

b)

Credit risk

Revenue of the company is generated in part from sales activities in numerous countries. In excess of 83% of the company's revenues and receivables are generated from export sales internationally (2003 - 80%).

Tax credits receivable from the Canadian federal government and other provincial governments amount to $8,337,000 (2003 - $8,106,000). The company believes there is minimal credit risk associated with the collection of these amounts. The company also considers the credit risk associated with the term deposits of $21,339,000 is minimal.

In the year ended August 31, 2004, one customer represented approximately 16% (2003 - 16%), a second customer approximately 13% (2003 - 11%), and two customers approximately 11% (2003 - 11%) each of total revenues. The company maintains an allowance of $490,000 (2003 - $197,000) for potential credit losses.

c)

Currency risk

During the year ended August 31, 2004, the company derived approximately 83% (2003 - 82%) of its revenues in U.S. funds. The company estimates its obligations payable in U.S. funds and converts all U.S. funds in excess of these obligations into Canadian currency as they are received.

At August 31, 2004, approximately $6,028,000 (2003 - $9,442,000) of the company's liabilities were denominated in U.S. dollars.

The company had no derivative instruments outstanding at August 31, 2004 and 2003.

(29)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

d)

Interest rate risk

The company is exposed to interest rate risk arising from fluctuations in interest rates on its variable rate production loans described in note 7. As at August 31, 2004 and 2003, there were no interest rate conversion agreements outstanding.

Segmented information

The company conducts its operations in two business segments: production services for projects in which the company does not hold an ultimate financial interest in a film or video program, and production and distribution of proprietary programming interests, which is programming the company owns or in which it holds a continuing and long-term financial interest. The company has its head office in Toronto, and maintains offices in Vancouver, Los Angeles and the U.K. The sales office in the U.K distributes the company's property throughout the world. Substantially all of the company's properties and equipment are located in Canada. Selected information for the company's operating segments, net of intercompany amounts, is as follows:

	Proprietary programming $	Production services $	Other $	Total $

2003
Revenue	20,813	308	344	21,465
Gross profits	2,150	144	344	2,638
Total assets	36,757	148	-	36,905

2004
Revenue	17,696	3,507	33	21,236
Gross profits	1,986	473	3	2,462
Total assets	56,911	-	557	57,468

Gross profits is defined as segment revenue less segment amortization of film and television programming, and other production costs. Other activities comprise corporate functions.

(30)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

Revenue by geographic location, based on the location of customers, is as follows:

	2004 $	2003 $

Revenue
Canada	3,409	4,702
United States	6,539	8,155
France	1,184	2,771
United Kingdom	571	-
Netherlands	4,613	-
Italy	3,256	-
Other foreign	1,664	5,837

	21,236	21,465

Related party transactions

The company has entered into the following related party transactions. These transactions are measured at the exchange amount, which is the actual amount of consideration given as established and agreed between the related parties.

a)

During the year ended August 31, 2004, the company paid $166,000 (2003 - $101,000) to a company controlled by a shareholder, director and officer of the company for executive services rendered. These expenditures are reflected in the company's selling, general and administrative expenses.

b)

During the year ended August 31, 2004, the company paid $80,000 (2003 - $53,000) to a shareholder, director and officer of the company for legal services rendered. These expenditures are reflected in the company's selling, general and administrative expenses.

c)

As described in note 7(b), as at August 31, 2004, the company was indebted to a company controlled by a shareholder, director and officer of the company in the amount of $nil (2003 - $1,960,000). This loan carried interest at the rate of prime plus 2% per annum. The proceeds of this loan were used by the company to fund certain productions.

During the year ended August 31, 2004, the related party forgave loans in the amount of $664,000 (2003 - $nil), which bore interest at prime plus 2%, relating to production financing of two productions. The same related party assigned two non-interest bearing loans totalling $2,062,000 to the company relating to the financing of production costs. These benefits are included in contributed surplus as described in note 14(a)).

(31)

Peace Arch Entertainment Group Inc.

Notes to Consolidated Financial Statements

August 31, 2004 and 2003

(Amounts in tables expressed in thousands of Canadian dollars, except per share amounts)

As at August 31, 2004, the company was owed $366,000 (2003 - $2,062,000) from the same related party above which is included in accounts and other receivables. This balance is unsecured, non-interest bearing and has no specified repayment date. The 2003 balance included a receivable related to a sale to a related party as described in (e) below.

d)

As at August 31, 2004, the company was indebted to a company controlled by a director and officer of the company in the amount of $443,000 (2003 - $nil) (note 6). This advance is non-interest bearing and due on demand.

e)

During the year ended August 31, 2004, revenue of $nil (2003 - $2,843,000), which was recognized after the date of the acquisition as described in note 9(c), originated from the sale of certain distribution rights to the territory of France for the film entitled Crime Spree, to a company owned and controlled by a shareholder, director and officer of the company. During the year ended August 31, 2004, the company settled the amount receivable with a payable to the related party as described in (c) above.

f)

As at August 31, 2004, included in accounts receivable was $1,576,000 (US$1,200,000) (2003 - $nil) from a company owned by a member of senior management. This amount is a result of a sale of distribution rights to the related company prior to the individual becoming a member of senior management. The amount is secured by an irrevocable letter of credit.

g)

A director and officer of the company acts as legal counsel and is a director of a company which acts as a bare trustee for certain bridge lenders. During the year ended August 31, 2004, the company paid interest and financing charges in the amount of $162,000 (2003 - $357,000), related to interim bridge production financing, to that company.

Other related party transactions and balances have been described elsewhere in these financial statements.

Subsequent events

a)

Subsequent to August 31, 2004, the company provided a guarantee of the sales performance of its subsidiary Peace Arch Films Limited (PAF) of US$2,500,000 to assist with a producer's financing for a production for which PAF has acquired worldwide distribution rights. PAF has also provided financing contributions towards the cost of the production. The sales performance obligation is due one year after the production's initial theatrical release. The obligation is recoverable by PAF from the proceeds of the production's sales or the receipt of government incentives due to the producer. In return for providing the additional guarantee, the company will obtain an additional interest in the films from its co-producer. Should the company default in the guarantee payment, the co-producer is entitled to receive the company's shares in satisfaction of the obligation which would be issued at market price at that time less 10%.

b)

On October 6, 2004, the company entered into an interim bridge loan agreement (the Loan) with a third party in the amount of $1,182,000 (US$900,000). The Loan, together with a financing fee of 10%, is required to be repaid by January 31, 2005.

(32)